Exhibit 99.1

FOR IMMEDIATE RELEASE:

JAVELIN ELECTS MARTIN DRISCOLL AND
NEIL FLANZRAICH TO BOARD

TWO INDEPENDENT DIRECTORS ADD MARKETING, STRATEGIC EXPERIENCE

Cambridge, MA, June 15, 2006 - Javelin Pharmaceuticals, Inc. [OTC BB: JVPH.OB], a developer of innovative pain medications, today announced that Martin Driscoll and Neil Flanzraich have been elected to its Board of Directors.

“With three late-stage products under development in Europe and the United States, increased Board guidance in the areas of strategic alliances, and sales and marketing, will be very beneficial to achieving our goals,” said Daniel Carr, M.D., Chief Executive Officer. “The achievements of Marty and Neil in these key areas are second to none. Their commitment to Javelin’s continued success is itself a testimony to what we have achieved to date, and a confirmation of the soundness of our business plan.”

“I am delighted to join Javelin’s leadership as the Company enters the commercial stage of its evolution,” said Mr. Driscoll, a past and current principal of MJD Consulting, a pharmaceutical marketing consulting firm that he formed in 2002.

From 2003 to 2005, Mr. Driscoll was Senior Vice President of Sales and Marketing at Reliant Pharmaceuticals. Prior to founding MJD Consulting, Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma, Inc., [NASDAQ:VPHM], a pharmaceutical company. Mr. Driscoll also has held several senior management positions at Schering Plough Corporation, including Vice President of Sales and Marketing for its Primary Care Division, and Vice President, Sales and Marketing for the Schering Diabetes Unit. He is a director of Genta Incorporated [Nasdaq:GNTA], a biotechnology company developing novel cancer therapies. Mr. Driscoll is a graduate of the University of Texas.

Mr. Flanzraich commented, “Javelin has brought three product candidates to late-stage development in an efficient and cost-effective manner. The Company is at an inflexion point in its progress.”

For over seven years, prior to its sale in January 2006, Mr. Flanzraich served as Vice Chairman and President of IVAX Corporation, a developer, manufacturer and marketer of proprietary diagnostic reagents, instrumentation and software acquired earlier this year by TEVA Pharmaceutical Industries, Ltd. Since this sale, Mr. Flanzraich has been a private investor. Prior to his tenure at IVAX, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and for thirteen years, he worked at Syntex Corporation, a pharmaceutical company, where he was Senior Vice President and member of the Corporate Operating Committee. Mr. Flanzraich serves as a director of Equity One, Inc. [NYSE:EQY], a real estate company, Continucare Corporation [ASE:CNU], a mixed model provider of primary care physician services, RAE Systems, Inc. [ASE:RAE], a gas detection and security monitoring company, and Neurochem, Inc. [Nasdaq:NRMX], a biotechnology company focused on neurology products. He is Chairman of the Israel America Foundation and is an honors graduate of Harvard College and Harvard Law School.

- more -

Javelin News

The Company has filed an application to qualify for listing its common stock on the American Stock Exchange (“AMEX”). The AMEX requires that a majority of directors are independent directors to qualify for listing. Under the rules of the Exchange, one of the Company’s Directors, Dr. William Peters, would not currently qualify as an independent director because an executive officer of Javelin served on the compensation committee of a company of which Dr. Peters is CEO. On June 9, 2006, Dr. Peters’ amicably and graciously resigned as a Director, thereby providing a Board composition sufficient for the listing requirements of AMEX.

Both Mr. Driscoll and Mr. Flanzraich will be nominees for election as Directors at Javelin’s 2006 Stockholders’ meeting to be held on July 20, 2006.

About Javelin:

With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward-looking Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Dyloject™, Rylomine™ and PMI-150, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Dyloject™, Rylomine™ and PMI-150; we may not be able to meet anticipated development timelines for Dyloject™, Rylomine™ and PMI-150 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.javelinpharmaceuticals.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Contacts:
June Gregg Javelin Pharmaceuticals, Inc. (212) 554-4550 jgregg@javelinpharmaceuticals.com	Bryan P. Murphy LaVoie Group (781) 596-0200 x105 bmurphy@lavoiegroup.com

#   #   #